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                                     CONSENT

          By signature below, the undersigned hereby consents to being named in the registration statement on Form S-1 and in all subsequent amendments and post-effective amendments or supplements thereto (the "Registration Statement") of Cohen & Steers, Inc., a Delaware corporation (the "Company"), as an individual to become a director of the Company in connection with the initial public offering of the Company's shares of common stock and to the inclusion of his biographical information in the Registration Statement.

          In witness whereof, this Consent is signed and dated as of the 11th day of May, 2004.


                                        /s/ Richard P. Simon
                                        ----------------------------------------
                                        By: Richard P. Simon